Exhibit 99

General Cable Reports Third Quarter Operating Income 51% above Prior Year; Board of Directors Authorizes Share Repurchase Program

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--October 31, 2011--General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, reported today results for the third quarter ended September 30, 2011. Diluted earnings per share for the third quarter of 2011 were $0.07. Included in these results were $0.10 per share of non-cash convertible debt interest expense and $0.16 per share of mark to market losses on financial derivatives accounted for as economic hedges. Before the impact of these items, adjusted non-GAAP earnings per share for the third quarter of 2011 would have been $0.33.

Earnings versus expectations in the third quarter of 2011 were further burdened by foreign currency transaction losses of $0.23 per share caused by the strengthening of the US dollar against most major currencies in the latter half of the quarter and an increase to the Company’s estimated full year effective tax rate resulting in $0.13 per share of additional tax expense in the quarter versus expectations as a result of the impact to the first half of the year being reported in the third quarter.

Highlights

  Despite increased economic uncertainty and a rapid fall in metal prices, operating income in the third quarter of 2011 increased 51% or $21.3 million compared to the third quarter of 2010
  Global volume as measured in metal pounds sold in the third quarter of 2011 increased 2% sequentially and 6% year over year, marking the fifth consecutive quarter of year over year growth
  Brazilian growth helped lift ROW sequential metal pounds sold by 15%
  Board of Directors authorized a $125.0 million share repurchase program

Third Quarter Results

Net sales for the third quarter of 2011 were $1,517.8 million, an increase of $190.3 million, or 14%, compared to the third quarter of 2010 on a metal-adjusted basis. Before the impact of favorable foreign currency exchange rate changes of $58.5 million, net sales for the third quarter increased 10% compared to the third quarter of 2010. Volume based on metal pounds sold increased 6% in the third quarter of 2011 compared to 2010 partly as a result of increased aluminum based product shipments for metal intensive, aerial transmission projects in Brazil. Sequentially, volume in the third quarter increased 2% as metal pounds sold in the Company’s Rest of World segment increased 15%, more than offsetting typical seasonal declines in North America and Europe and Mediterranean.

Operating income in the third quarter of 2011 decreased 21% or $16.4 million to $63.4 million compared to $79.8 million in the second quarter of 2011, and was up 51% compared to the third quarter of 2010. Operating income for the third quarter of 2011 reflects the seasonally lower results of the Company’s electric utility and telecommunication businesses in North America following a strong result in the second quarter; the impact of a planned seasonal reduction of inventory quantities globally; and ongoing weakness in Iberia coupled with the summer holiday period in Europe. Partially offsetting these decreases sequentially were operating results in ROW where the Company continues to experience strength particularly in its businesses in Latin America. On a metal adjusted basis, operating margin of 4.2% in the third quarter of 2011 was down 110 basis points as compared to the second quarter of 2011, and was up 100 basis points as compared to the third quarter of 2010.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “Our third quarter results reflect continuing weak conditions in Europe and the impact of significant currency volatility and rapid commodity deflation in the latter portion of the quarter. In ROW, results were generally consistent with expectations through the first couple months of the quarter. However, the extreme volatility experienced in metal prices in the final weeks of September reduced volumes as we believe some distributors and copper rod customers deferred purchases. Copper and aluminum prices declined 20% and 5%, respectively, in the final 15 days of the quarter and 30% and 15%, respectively, from quarterly highs established in July. In North America, volumes were broadly a bit lower than expected but in line with normal seasonal patterns and consistent with buying behavior in a rapidly falling metals market. In Europe, project related activities in our submarine power and terrestrial high voltage and extra-high voltage businesses were more than offset by broader market weakness, particularly in the Mediterranean region.”

In ROW, volume as measured in metal pounds sold increased 14% in the third quarter of 2011 compared to the third quarter of 2010 and was up 15% sequentially as compared to the second quarter of 2011. The sequential increase in volume was broad-based as the uneven order patterns experienced during the second quarter improved during much of the third quarter as projects were released and aerial transmission cables were shipped. Putting aside metal pounds attributable to aerial transmission projects in Brazil, volume increased 9% sequentially and 5% year over year. Sequentially, the Company benefited from higher spending on electrical infrastructure in Brazil and Venezuela, construction and mining activities in Chile and the release of industrial projects in Thailand. These improvements in overall volume were tempered late in the quarter as some customers delayed placing copper rod orders in Zambia and Chile as a result of the significant decline in copper prices at the end of third quarter.

In North America, volume as measured in metal pounds sold decreased 4% in the third quarter of 2011 compared to the third quarter of 2010 and was down 9% sequentially when compared to the second quarter of 2011. The sequential decrease in volume was principally the result of the strong seasonal demand experienced during the second quarter particularly for the Company’s electric utility and telecommunication products. Excluding these products, volume was flat sequentially and up 1% year over year. Demand remains stable for many of the Company’s electrical infrastructure products including cables used in natural resource extraction as well as networking and original equipment manufacturing applications.

In Europe and Mediterranean, volume as measured in metal pounds sold increased 6% in the third quarter of 2011 compared to the third quarter of 2010 and was down 4% sequentially when compared to the second quarter of 2011. Sequentially, volume was lower than expected as conditions were difficult throughout Europe during the quarter particularly in the Mediterranean region. The Company’s backlog continued to build during the quarter for submarine and land based turnkey cable projects and as of the end of the quarter was approximately $600 million.

Other expense was $31.5 million in the third quarter of 2011 which primarily consists of $18.6 million of foreign currency transaction losses and $12.9 million of mark to market losses on derivative instruments accounted for as economic hedges. Foreign currency losses in the third quarter of 2011 reflect the impact of the strengthening US dollar against most major currencies. The mark to market losses on derivative instruments accounted for as economic hedges were principally related to project timing movements.

Liquidity

Net debt was $647.9 million at the end of the third quarter of 2011, a decrease of $49.2 million from the end of the second quarter of 2011. The decrease in net debt is principally due to reductions in working capital as a result of normal seasonal demand patterns. The Company continues to maintain adequate liquidity to fund operations, which could include increased working capital requirements as a result of higher raw material cost inputs, internal growth and continuing product and geographic expansion opportunities.

Taxes

The higher than expected effective tax rate in the third quarter includes additional tax expense related to the first half of 2011 as the estimated full year effective tax rate was increased. This cumulative adjustment for the first half of 2011 resulted in a significant increase in the third quarter effective tax rate percentage due to the relatively lower pre-tax income in the third quarter.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on November 28, 2011 to preferred stockholders of record as of the close of business on October 31, 2011. The Company expects the quarterly dividend payment to be less than $0.1 million.

Share Repurchase Program

“Given the Company’s solid balance sheet and the strong long-term fundamentals for global energy infrastructure investment, the Board of Directors has authorized management to purchase up to $125 million of General Cable common shares in the open market over the next year,” Kenny said. “We will utilize this buyback authority in the context of economic conditions and alternative capital uses. Concurrently, consistent with our growth strategy, we will stay on the offensive as our liquidity position coupled with strong operating cash flow allows us to continue to pursue the numerous global opportunities we see and anticipate.”

The Company expects to primarily fund its share repurchases from available credit facilities and operating cash flow. The number of shares to be repurchased and timing of the purchases will be at the discretion of the Company and will be influenced by a number of factors, including the then prevailing market price of the common stock of the Company, regulatory requirements, as well as other capital investment alternatives that may become available to the Company.

Fourth Quarter 2011 Outlook

Given the extreme metal price volatility, the Company has broadened its fourth quarter operating income forecast range to $38 to $50 million. Revenues are expected to be approximately $1.40 to $1.45 billion. “Results in the fourth quarter will be burdened by the impact of selling higher average cost inventory into a lower and volatile metal price environment. The Company expects volume to be sequentially flat in the fourth quarter as normal seasonal declines in North America and ROW are offset primarily by the impact of metal pounds attributable to transmission projects as well as progress our recent investments are making in capturing opportunities in the emerging markets. Despite broader market weakness, Europe and Mediterranean overall should show some improvement in operating income as production increases in our submarine and terrestrial high voltage and extra high voltage project businesses in the fourth quarter. For the fourth quarter, we are assuming average metal prices for the 30 day period ended October 31 and seasonally lower inventory quantities,” Kenny concluded.

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (GAAP), we discuss in this earnings release earnings per share for the third quarter of 2011 and 2010 as adjusted for the impact of non-cash convertible debt interest expense and mark to market losses on financial derivatives accounted for as economic hedges. This Company-defined adjusted measure is being provided because management believes it is useful in analyzing the operating performance of the business. This non-GAAP measure may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to GAAP. A reconciliation of earnings per share as reported to adjusted non-GAAP earnings per share follows:

	Q3 2011	Q3 2010
GAAP earnings per share	$0.07	$0.34
Non-cash convertible interest expense	0.10	0.09
Mark to market losses on derivative instruments	0.16	0.11
Adjusted Non-GAAP earnings per share	$0.33	$0.54

General Cable will discuss third quarter results on a conference call that will be broadcast live at 8:30 a.m. ET, November 1, 2011. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements can generally be identified by use of forward-looking terminology such as “believe,” “expect,” “may,” “will” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency fluctuations, compliance with U.S. and foreign laws , the Company’s ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending December 31, 2010, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 30,	October 1,	September 30,	October 1,
	2011	2010	2011	2010
Net sales	$1,517.8	$1,200.5	$4,497.6	$3,507.1
Cost of sales	1,361.4	1,075.2	3,999.6	3,099.5
Gross profit	156.4	125.3	498.0	407.6

Selling, general and administrative expenses	93.0	83.2	281.7	248.4
Operating income	63.4	42.1	216.3	159.2
Other income (expense)	(31.5)	7.7	(28.4)	(31.8)
Interest income (expense):
Interest expense	(25.4)	(19.4)	(73.0)	(57.2)
Interest income	2.2	1.5	6.2	3.7
	(23.2)	(17.9)	(66.8)	(53.5)

Income before income taxes	8.7	31.9	121.1	73.9
Income tax provision	(5.5)	(10.5)	(42.1)	(32.9)
Equity in net earnings of affiliated companies	0.8	0.4	2.2	1.0
Net income including noncontrolling interests	4.0	21.8	81.2	42.0
Less: preferred stock dividends	0.1	0.1	0.3	0.3
Less: net income attributable to noncontrolling interest	0.3	3.6	1.6	7.6
Net income attributable to Company common shareholders	$3.6	$18.1	$79.3	$34.1

EPS
Earnings per common share - basic	$0.07	$0.35	$1.52	$0.65
Weighted average common shares - basic	52.2	52.1	52.2	52.1
Earnings per common share-
assuming dilution	$0.07	$0.34	$1.47	$0.65
Weighted average common shares-
assuming dilution	53.4	53.1	54.2	53.1

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 30,	October 1,	September 30,	October 1,
	2011	2010	2011	2010
Revenues (as reported)
North America	$528.6	$463.8	$1,636.8	$1,318.4
Europe and Mediterranean	442.1	328.1	1,334.4	1,052.9
Rest of World	547.1	408.6	1,526.4	1,135.8
Total	$1,517.8	$1,200.5	$4,497.6	$3,507.1

Revenues (metal adjusted)
North America	$528.6	$505.4	$1,636.8	$1,470.1
Europe and Mediterranean	442.1	359.9	1,334.4	1,181.0
Rest of World	547.1	462.2	1,526.4	1,322.1
Total	$1,517.8	$1,327.5	$4,497.6	$3,973.2

Metal Pounds Sold
North America	76.6	80.1	240.4	218.7
Europe and Mediterranean	68.9	64.9	214.2	202.5
Rest of World	110.3	97.1	306.3	253.8
Total	255.8	242.1	760.9	675.0

Operating Income
North America	$27.7	$14.0	$104.5	$73.0
Europe and Mediterranean	5.9	9.0	31.8	18.5
Rest of World	29.8	19.1	80.0	67.7
Total	$63.4	$42.1	$216.3	$159.2

Return on Metal Adjusted Sales
North America	5.2%	2.8%	6.4%	5.0%
Europe and Mediterranean	1.3%	2.5%	2.4%	1.6%
Rest of World	5.4%	4.1%	5.2%	5.1%
Total Company	4.2%	3.2%	4.8%	4.0%

Capital Expenditures
North America	$5.7	$6.2	$15.2	$13.4
Europe and Mediterranean	7.6	7.1	27.7	19.7
Rest of World	17.4	19.4	43.3	49.4
Total	$30.7	$32.7	$86.2	$82.5

Depreciation & Amortization
North America	$8.0	$8.7	$24.6	$26.2
Europe and Mediterranean	10.4	8.8	30.2	26.8
Rest of World	11.5	9.1	32.6	25.0
Total	$29.9	$26.6	$87.4	$78.0

Revenues by Major Product Lines
Electric Utility	$505.0	$369.3	$1,401.2	$1,070.2
Electrical Infrastructure	417.8	337.2	1,297.2	987.4
Construction	355.1	284.4	1,086.0	826.4
Communications	166.7	146.6	506.0	452.8
Rod Mill Products	73.2	63.0	207.2	170.3
Total	$1,517.8	$1,200.5	$4,497.6	$3,507.1

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)
Assets	September 30, 2011	December 31, 2010
Current Assets:	(unaudited)
Cash and cash equivalents	$416.6	$458.7
Receivables, net of allowances of $23.0 million at September 30, 2011 and $21.1 million at December 31, 2010	1,199.9	1,067.0
Inventories	1,251.5	1,118.9
Deferred income taxes	65.7	39.8
Prepaid expenses and other	120.8	121.3
Total current assets	3,054.5	2,805.7

Property, plant and equipment, net	1,031.4	1,039.6
Deferred income taxes	15.6	11.3
Goodwill	165.2	174.9
Intangible assets, net	184.6	199.6
Unconsolidated affiliated companies	18.9	17.3
Other non-current assets	72.2	79.3
Total assets	$4,542.4	$4,327.7

Liabilities and Total Equity
Current Liabilities:
Accounts payable	$985.3	$922.5
Accrued liabilities	476.8	376.7
Current portion of long-term debt	183.9	121.0
Total current liabilities	1,646.0	1,420.2

Long-term debt	880.6	864.5
Deferred income taxes	204.2	202.4
Other liabilities	219.3	235.3
Total liabilities	2,950.1	2,722.4

Commitments and Contingencies

Total Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
September 30, 2011 - 76,002 outstanding shares
December 31, 2010 - 76,202 outstanding shares	3.8	3.8
Common stock, $0.01 par value, issued and outstanding shares:
September 30, 2011 - 52,188,356 (net of 6,227,781 treasury shares)
December 31, 2010 - 52,116,390 (net of 6,211,854 treasury shares)	0.6	0.6
Additional paid-in capital	663.3	652.8
Treasury stock	(73.8)	(74.0)
Retained earnings	954.6	875.3
Accumulated other comprehensive income (loss)	(73.0)	23.5
Total Company shareholders' equity	1,475.5	1,482.0
Noncontrolling interest	116.8	123.3
Total equity	1,592.3	1,605.3
Total liabilities and equity	$4,542.4	$4,327.7

CONTACT:
General Cable Corporation
Len Texter, Manager, Investor Relations, 859-572-8684